Exhibit 99.1

909 West Vista Way Vista, California, 92083 760.732.5826 phone 800.516.1349 fax www.ecob.net

ECO BUILDING PRODUCTS ENTERS INTO MATERIAL DEFINITIVE FINANCING AGREEMENTS

Eco Building Products Raises Additional Capital to Assist Financing Big Box Retailer Regional Roll Out

Vista, CA- March 3, 2013 – Eco Building Products, Inc., (OTCQB: ECOB) announced that on February 14, 2014 the Company has entered into a Loan Agreement (the “Loan Agreement”) with an institutional investor (the “Lender”) providing for a loan (the “Loan”) in an aggregate principal amount of $500,000 (the “Purchase Price”).  In connection with the Loan Agreement, the Company issued a Secured Promissory Note (the “Secured Note”) in exchange for the Purchase Price. The Secured Note has an interest rate per day equal to 0.1% and a maturity date of May 14, 2014. The Company has the option to prepay all or any portion of the Purchase Price; however, the prepayment amount must be in an amount not less than $25,000.  Pursuant to the Loan Agreement, the Company has agreed to direct The Home Depot, Inc. to make payment of all amounts due under current purchase orders directly to the Lender. In the event the Secured Note is not repaid on the Maturity Date, then the Lender, in its sole discretion, may exchange the Secured Note for a 10% Senior Secured Convertible Debenture (the “Convertible Debenture”).  The Convertible Debenture is due on demand,  has an interest rate of 10% per annum and the Lender has the right to convert the Debenture in shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at any time at a conversion price equal to 50% of the lowest trading price of the Company lowest trading price of the Common Stock quoted by Bloomberg L.P. for the 20 trading days immediately preceding the applicable conversion notice (the “Debenture Conversion Price”). The Debenture Conversion Price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions and any issuances of securities below the Debenture Conversion Price. The Company also granted the Lender a security interest in certain Company assets to secure the repayment of the Secured Note under a Security Agreement that was executed in connection with the Loan Agreement.

$675,000 Series B Preferred Stock Financing

On February 26, 2014, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor (the “Investor”) providing for the issuance and sale by the Company (the “Offering”) of  6,750 shares of the Company’s Series B 12% Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), for a purchase price of $675,000 (the “Financing”) which are convertible into shares of the Company’s common stock (the “Common Stock”).   The closing of the sale of these securities took place on February 27, 2014 (the “Closing”).

Subject to certain ownership limitations as described below, shares of Preferred Stock are convertible at any time at the option of the holder into shares of Common Stock (the “Conversion Shares”) at a conversion price equal to 60% of the lowest VWAP during the 20 trading day period immediately prior to the applicable conversion date, subject to adjustment (the “Conversion Price”). The shares of Preferred Stock are convertible into Common Stock by dividing the Stated Value (defined below) of such share of Preferred Stock by the Conversion Price. The Conversion Price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions and any issuances of securities below the Conversion Price. Subject to limited exceptions, holders of shares of Preferred Stock will not have the right to convert any portion of their Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to its conversion.

In connection with the Financing, the Company agreed to file an Information Statement on Schedule 14C with the SEC and any other necessary paperwork with the State of Colorado to increase its authorized shares of common stock to 10,000,000,000 shares.  As of the date hereof, the Company has reached its current authorized common stock amount of 2,000,000,000 shares. Shares of Preferred Stock have a liquidation preference equal to the stated value of each share of Preferred Stock or $100 per share (the “Stated Value”) plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing. The shares of Preferred Stock do not have any voting rights other than if the Company seeks to alter or adversely affect the rights of the Preferred Stock.

“The additional financing allows the Company the financial ability to quickly deploy the initial inventory set of our 104 Home Depot store expansion. As the Northeastern region thaws out we anticipate an explosive building season and Eco Building Products wants to be able to capture significant growth with our retail partner. We intend to increase revenues providing the Company the ability to service the additional financing and minimize dilution,” stated Steve Conboy, President/CEO, Eco Building Products, Inc.

About Eco Building Products, Inc.
Eco Building Products, Inc. is a manufacturer of treated wood products that are protected against fire, mold/mycotoxins, fungus, rot-decay, wood ingesting insects and termites by our proprietary eco-friendly chemistry utilizing ECOB WoodSurfaceFilmTM and FRC™ technology (Fire Retardant Coating). Eco Building products, “Eco Red Shield” utilizing patent pending technology is the ultimate in wood protection, preservation, and fire safety to building components constructed of wood; from joists, beams and paneling, to floors and ceilings.

Safe Harbor Statement: This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. Forward looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this release. ECOB takes no obligation to update or correct forward-looking statements, and also takes no obligation to update or correct information prepared by third parties.

Company Contact
Eco Building Products, Inc.
Phone: 1 888 Red Shld (888.733.7453)
Email: info@ecob.net
Web Site: www.ecob.net

Investor Relations Contact
Arthur Douglas & Associates, Inc.
Arthur Batson
Phone: 407-478-1120